                        BRIGGS & STRATTON CORPORATION

Dear Shareholder:

Georgeson & Company has been engaged by Briggs & Stratton Corporation to solicit proxies on behalf of the Company for the October 18, 1995 Annual Meeting of Shareholders. Please accept our thanks for sending in your White proxy in regard to that meeting.

To avoid the possibility of the validity of your proxy being challenged or disqualified for the reason(s) indicated below, we are requesting that you sign, date and mail the enclosed White proxy with the correction indicated below in the self-addressed envelope provided for your convenience. This White proxy will automatically revoke any previous proxy.

/ / YOUR PREVIOUS PROXY WAS UNSIGNED. If signing as attorney, executor, administrator, personal representative of the estate, corporate officer, partner, trustee, custodian or guardian, please sign and give your full title as such.

/ / YOUR PREVIOUS PROXY WAS UNDATED. Please sign and date to conform to the name shown on the proxy.

/ / YOUR PREVIOUS PROXY WAS NOT SIGNED BY ALL JOINT OWNERS OR TRUSTEES. If shares are registered in the name of more than one person, each person should sign the proxy. If a joint tenant is deceased, the proxy should also be signed by the executor or administrator of the deceased tenant-in-common, and a copy of proof of such person's status as executor or administrator should be sent with the proxy.

/ / YOUR PREVIOUS PROXY OMITTED YOUR TITLE OR AUTHORITY. If signing as attorney, executor, administrator, personal representative of the estate, corporate officer, partner, trustee, custodian or guardian, please sign and give your full title as such.

/ / YOUR PREVIOUS PROXY, AS SIGNED, DID NOT CONFORM TO THE NAME SHOWN ON THE PROXY. Please date and sign this proxy EXACTLY as the registration appears on the proxy, including your full title if signing other than in an individual capacity.

/ / YOUR PREVIOUS PROXY, AS MARKED, DID NOT CLEARLY SPECIFY YOUR INSTRUCTIONS. Please sign, date and clearly mark your proxy.

/ /  OTHER____________________________________________________________________
     _________________________________________________________________________

Your proxy will be voted as directed, but if no direction is indicated, it will be voted as the Board of Directors of Briggs & Stratton Corporation recommends.

Since time is of the essence, we would greatly appreciate your signing, dating and mailing this new White proxy as soon as possible. Please mail it in the envelope provided for your convenience. Once again, we appreciate your support.

Sincerely,

Georgeson & Company Inc.

                  [BRIGGS & STRATTON CORPORATION LETTERHEAD]

                               October 3, 1995

Dear Institutional Investor:

Enclosed is an information packet concerning Briggs & Stratton Corporation and its recent performance and corporate governance practices. I am sure you will agree that we have produced extremely good returns for our shareholders over the past five years.

This year's Annual Meeting of Shareholders is scheduled for October 18, 1995. In a change from our prior practice, this meeting will not be held in Milwaukee, but at the Tarrytown House Conference Center in Tarrytown, New York. Our intent is to accomplish the business that must be conducted at the Annual Meeting of Shareholders; we do not anticipate making a presentation on operations and strategies at this meeting. In accordance with our regular communications policy, we remain available to discuss with you our operations or any other matters, at your convenience.

You should know that Local 7232 of the United Paperworkers International Union, which represents the majority of the Company's unionized workers at our Wisconsin plants, has again sponsored a shareholder proposal. At the 1994 Annual Meeting, the Union sponsored a proxy fight in support of a dissident director candidate and five shareholder proposals. The Union was soundly defeated on all counts.

We believe that last year's proxy campaign and this year's proposal by the Financial Secretary/Treasurer of Local 7232 are part of a long-standing corporate campaign against the Company, and were triggered by the decision to transfer operations to new and existing facilities outside Wisconsin, resulting in a reduction of our unionized workforce in Wisconsin. The decision to expand operations outside Wisconsin was a most difficult one for your Board. Our evolving, extremely competitive marketplace, however, requires that we continue to cut costs and increase productivity if we are to continue to deliver strong performance to our shareholders.

It is extremely important that our Board continue to be able to make its decisions in a deliberative fashion which, while taking into account the interests of all our constituencies, places paramount importance on shareholder interests. Corporate campaigns, which misuse the proxy process by pressuring and harassing the Board on behalf of narrow interest groups, attempt to hinder that process. I strongly urge you to reject the Paperworkers' repeat efforts to subvert the principles of corporate democracy by voting FOR the Board's nominees and AGAINST the shareholder proposal.

We look forward to having the opportunity to speak with you on this matter. Please do not hesitate to call Robert H. Eldridge, Executive Vice President and Chief Financial Officer, Secretary-Treasurer, or me at 414-259-5333 if you have any questions or concerns about our Annual Meeting or our corporate operations.

                                  Sincerely,



                                  Frederick P. Stratton, Jr.
                                  Chairman and Chief Executive Officer

Enclosure

_______________________________________________________________________________

                        BRIGGS & STRATTON CORPORATION

                      A PROVEN TRACK RECORD OF MANAGING
                            FOR SHAREHOLDER VALUE
_______________________________________________________________________________

                               FY95 HIGHLIGHTS

- RECORD SALES OF $1.34 BILLION, A 4% INCREASE OVER FY94

- RECORD NET INCOME OF $104.8 MILLION

- RETURN ON AVERAGE SHAREHOLDERS' INVESTMENT OF 24.9%

- CUMULATIVE TOTAL SHAREHOLDER RETURN FOR PAST 5 YEARS 1.5X BETTER THAN S&P 500 AND PEER GROUP

- DIVIDENDS INCREASED TO $.98 PER SHARE, ON A POST-SPLIT BASIS

- CASH OPERATING EARNINGS WERE $39 MILLION GREATER THAN COST OF CAPITAL

- 2 FOR 1 STOCK SPLIT IN NOVEMBER 1994

- SPIN-OFF OF AUTOMOTIVE LOCK BUSINESS IN FEBRUARY 1995

The Board of Directors of Briggs & Stratton Corporation is committed to shareholder value-driven management. After a disappointing performance in fiscal 1989 (net loss of $20 million), the Board oversaw a dramatic restructuring of operations and instituted an Economic Value Added (EVA) performance measurement and incentive compensation system. The premise of this system is that the value of the Company is enhanced if the capital invested in the Company's operations yields a cash return that is greater than that expected by the providers of capital. For fiscal year 1995, the economic return on capital employed was 17.6%.

The following charts demonstrate the success of the Company's value-focused efforts.

                        BRIGGS & STRATTON CORPORATION

       (BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGES IN FISCAL 1994)
         (ADJUSTED FOR 2-FOR-1 STOCK SPLIT EFFECTIVE IN FISCAL 1995)

                                  NET INCOME
                                 (PER SHARE)

                                 [BAR GRAPH]

                                FY91    $1.26
                                FY92    $1.78
                                FY93    $2.43
                                FY94    $3.54
                                FY95    $3.62


                           SHAREHOLDERS' INVESTMENT
                                 (PER SHARE)


                                 [BAR GRAPH]


                                FY91    $ 9.85
                                FY92    $10.80
                                FY93    $12.45
                                FY94    $13.96
                                FY95    $15.19

                        BRIGGS & STRATTON CORPORATION

              (ADJUSTED FOR 2-FOR-1 STOCK SPLIT IN FISCAL 1995)

                               ANNUAL DIVIDENDS
                                 (PER SHARE)

                                 [BAR GRAPH]


                                FY91    $0.80
                                FY92    $0.80
                                FY93    $0.85
                                FY94    $0.90
                                FY95    $0.98


                              PERFORMANCE GRAPH

The chart below shows a comparison of the cumulative return over the last five fiscal years had $100 been invested at the close of business on June 30, 1990 in each of Briggs & Stratton common stock, the Standard & Poor's (S&P) 500 Index and the S&P Machinery Index.

FIVE YEAR CUMULATIVE TOTAL RETURN COMPARISON*
BRIGGS & STRATTON VERSUS PUBLISHED INDICES (S&P 500 AND S&P MACHINERY)

                                 [LINE GRAPH]


                                6/90    6/91    6/92    6/93    6/94    6/95
                                ----    ----    ----    ----    ----    ----
Briggs & Stratton . . . . . . .  100     106     150     228     236     268
S&P 500 . . . . . . . . . . . .  100     107     122     138     140     177
S&P Machinery . . . . . . . . .  100      96      94     126     137     173

* Total return calculation is based on compounded monthly returns with reinvested dividends.

                             BRIGGS & STRATTON -
                     THE WORLD'S LEADER IN SMALL ENGINES

Briggs & Stratton Corporation is the world's largest producer of air-cooled gasoline engines for outdoor power equipment. The Lawn and Garden Equipment Industry is its largest market, accounting for over 84% of total equipment sales. The Company provides an engine for virtually every use requiring 3 through 20 horsepower, including walk-behind and riding lawn mowers, garden tillers and shredders, garden tractors and vacuums. Total engine and parts sales in fiscal 1995 were $1.276 billion.

The Company had also been the world's largest producer of locks for automobiles and trucks. That division was spun off to the shareholders in February 1995 by distributing one share of Strattec Security Corporation, the new name for that business, for each 5 shares of the Company. On September 28, 1995 the closing price of Strattec stock was $14.75. The spin-off was consistent with the Company's strategic focus: concentration of resources on securing the Company's competitive position as the leader in high volume, high value, low cost, air-cooled engines and related products.

The Company has manufacturing facilities in Wauwatosa, Menomonee Falls and West Allis, Wisconsin; Murray, Kentucky and Poplar Bluff, Missouri. As part of its facilities plan, the Company increased operations at its Poplar Bluff and Murray factories and is phasing in production at four new manufacturing facilities beginning in fiscal 1996. The new facilities are located in Auburn, Alabama; Statesboro, Georgia; Rolla, Missouri and Ravenna, Michigan. The estimated capital expenditures for these projects is $144 million.

This facilities plan will improve operational efficiencies and better serve our customers through improved capacity capabilities and closer proximity to our OEM customer plants. EVA analysis indicates that this facilities plan should yield cash operating returns in excess of the cost of capital on the stated investment in the program.

The Company also has a manufacturing operation near Osaka, Japan through a joint venture with Daihatsu Motor Company, as well as a facility in Chongqing, China through a joint venture with Puling Machinery Works and Yimin Machinery Plant.

The total number of employees was approximately 6,958 at the end of fiscal year 1995.

                THE COMPANY'S MANAGEMENT PHILOSOPHY - MANAGING
               FOR VALUE CREATION TO INCREASE SHAREHOLDER VALUE

In 1989 the Company suffered a net loss in excess of $20 million. That loss and the consequent steep decline in stock price caused the Board to reevaluate the Company's basic strategy and management philosophy.

It has been said that the ultimate job of management is to effectively manage the corporation's six major constituencies: shareholders, lenders, employees, customers, suppliers and the community. The issue becomes: to what end must these constituencies be managed? The early entrepreneurs knew instinctively what the right answer was because they were managing their own capital. These corporate constituencies must be managed toward the end of creating value. But, with the de-concentration of corporate shareholdings, the managements of many major corporations focused more on their own survival, and they accordingly managed these corporate constituencies toward the end of arbitrating value demands among these constituencies (i.e., buying peace). In other words, their activities were much more distributive (allocating value) than they were integrative (creating value).

At Briggs & Stratton, management recognized early on that the creation of shareholder value was imperative. In 1990, the Company developed and implemented its Economic Value Added ("EVA") Program. The purpose of the EVA value management program is to link our performance measurement and incentives to the goals of the capital providers. The Company recognizes that it has a basic obligation to provide an adequate return to its capital providing corporate constituencies. It recognizes a further obligation to create value for its shareholders over and above the cost of capital. How is that achieved? Real value creation requires an integrative process of managing the four non-capital providing corporate constituencies (employees, customers, suppliers and community) toward the end of creating value. This is what Briggs & Stratton refers to as "Managing for Value Creation."

The Company's approach to shareholder value creation has received a significant amount of attention, including coverage in the September 20, 1993 issue of Fortune magazine. Briggs & Stratton was listed among the "highly regarded major corporations" such as Coca-Cola, AT&T, Quaker Oats and CSX that have adopted EVA programs. The article notes that "Managers who run their businesses according to the precepts of EVA have hugely increased the value of their companies. Investors who know about EVA, and know which companies are employing it, have grown rich."

The Company's value-driven restructuring involved a focusing of the Company's strategy on solidifying its position as the broad scope cost leader in the industry, the adoption of a decentralized organization structure, and the integration of value based performance measurement and incentive compensation systems. The benefits realized from the restructuring have been substantial: better product line focus, improved financial accountability, more thorough integration of cross-functional initiatives, better assessment of labor/capital trade-offs and internal development of experienced operational general managers.

                 THE CURRENT CHALLENGE - TO MEET THE DEMANDS OF
                   AN EVOLVING MARKET OF MASS MERCHANDISERS


The major challenge currently confronting Briggs & Stratton is to continue the Company's effective capital and cost management efforts to respond to the evolving nature of its marketplace -- the shift from dealers to mass merchandisers, such as Wal-Mart and Kmart. The buying power of these mass merchandisers permits them to demand lower prices from the manufacturers who, in turn, seek the lowest possible prices for their purchased components, such as engines.

The six largest retailers now account for approximately half of the lawn mowers sold in the United States. Most walk-behind lawn mowers and a majority of riding lawn mowers are sold by mass merchandisers. The consequential reduction in the premium our brand equity could command requires extraordinary efforts to support our broad scope cost leadership strategy.

As a major step in the efforts to manage labor costs, the Company is transferring the balance of its Milwaukee small engine manufacturing operations to existing plants in Murray, Kentucky and Poplar Bluff, Missouri, and a recently purchased and refurbished plant in Rolla, Missouri. Most large engine assembly and some other large engine manufacturing operations are being transferred to new plants in Auburn, Alabama and Statesboro, Georgia. This facilities relocation and construction program is being implemented over a three year period, which began last year, and will involve capital expenditures of approximately $124 million. EVA analysis indicates that the expenditures required should produce strong returns for the shareholders.

An unfortunate consequence of the facilities relocation and expansion program was the reduction of the Wisconsin hourly workforce by approximately 2,000. The vast majority of workers employed there are members of the United Paperworkers International Union. The Union sponsored a proxy contest at the 1994 Annual Meeting in support of a dissident candidate for election as director and five shareholder proposals. The Union's candidate and proposals were defeated. The Paperworkers' proxy campaign was part of a long-standing program of harassing the Company in order to keep jobs in Wisconsin.

At the 1995 Annual Meeting, an officer of the Union local that represents a majority of the Company's hourly employees has again sponsored a shareholder proposal seeking the declassification of the Board of Directors. For the reasons stated in the Proxy Statement, the Board recommends that you vote against this shareholder proposal.

                 CORPORATE GOVERNANCE AT BRIGGS & STRATTON -
                 A STRONG BOARD IS THE BEST GUARANTOR OF THE
                           SHAREHOLDERS' INTERESTS

The Board of Directors believes that the most effective corporate governance measure is a strong, independent Board of Directors dedicated to the best interests of the corporation's owners, the shareholders.

The Briggs & Stratton Board is composed of nine directors, only three of who are inside directors (the CEO, the President/COO and the Executive VP/CFO, & Secretary-Treasurer). The key Board Committees, the Nominating and Salaried Personnel Committee and the Audit Committee, are composed entirely of outside directors.

                                                                             YEARS OF
    DIRECTOR                        OCCUPATION                          SERVICE AS A DIRECTOR
------------------      -----------------------------------             ---------------------
M.E. Batten             Chairman & CEO, Twin Disc Incorporated                  11
R.H. Eldridge           Executive VP/CFO & Secretary-Treasurer                   7
P.A. Georgescu          Chairman & CEO, Young & Rubicam Inc.                     9
J.L. Murray             Retired Chairman, Universal Foods Corporation            6
C.B. Rogers, Jr.        Chairman & CEO, Equifax Inc.                             4
J.S. Shiely             President & COO                                          1
C.I. Story              President & CEO, INROADS, Inc.                           1
F.P. Stratton, Jr.      Chairman & CEO                                          19
E.J. Zarwell            Retired Partner, Quarles & Brady                        23

COMMITTEE ASSIGNMENTS
---------------------

Audit:                          Messrs. Batten (Chairman), Georgescu, Murray, Rogers and Story
Executive:                      Messrs. Stratton, Shiely and Zarwell
Nominating and
  Salaried Personnel:           Messrs. Murray (Chairman), Batten and Rogers
Planning:                       Messrs. Stratton (Chairman), Georgescu, Rogers, Story and Zarwell

The Board has a strict policy which requires the retirement of a director at the Annual Meeting following his/her 70th birthday.

In January 1995, the directors accelerated the expiration date of the Company's Shareholder Rights Plan to July 1, 1996. The Plan, originally adopted in 1989, had been scheduled to expire on January 5, 2000.

The Company's record over the past five years, in particular, demonstrates the effectiveness of the Board in upholding the rights and best interests of shareholders.